Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is dated as of November 7, 2014 (the “Effective Date”) to that certain Employment Agreement dated as of January 3, 2014 (the “Agreement”), between RAVINDER S. DHAT (“Executive”) and ENDEAVOR IP, INC., a Nevada corporation (the "Corporation") is entered into by and among the Executive and the Corporation.

RECITALS

WHEREAS, Executive and Corporation are parties to the Agreement and wish to amend the Agreement in accordance with the terms of this Amendment;

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.           Section 3.  Section 3 of the Agreement is amended as follows to change: (i) the Initial Term from one (1) year to three (3) years; and (ii) each Renewal Term from one (1) year to two (2) years.

3.           Section 4.  Section 4 (with the exception of subsection (d) therein) is deleted in full and replace with the following:

4.           Compensation of Executive.

(a)           The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $300,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it.

(b)           In addition to the Base Salary set forth in Section 4(a), the Executive shall be entitled to receive an annual cash bonus in an amount that will range from one hundred (100%) percent to one hundred and fifty (150%) percent of his then-current Base Salary (the “Bonus”) if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually.  The target bonus for the Executive equals one hundred (100%) percent of his then-current Base Salary.  Bonuses shall be paid by the Corporation to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results and shall be paid promptly following the Corporation’s announcement of earnings.

(c)           Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.  In addition to the grants provided to the Executive contained in Section 4(d) of the Agreement which grants shall remain in full force and effect, on the Effective Date, Executive shall be entitled to receive a: (i) a restricted stock grant equal to fifteen percent (15%) of the outstanding common stock of the Corporation, calculated as of the Effective Date, which shall vest as follows: (i) 25% upon the date of the grant; and (ii) the remainder at 12.5% every six months from the date of the Grant, beginning on the six month anniversary of the Effective Date (the “Initial Restricted Stock Grant”); and (ii) a grant of restricted stock equal to 50% of Executive’s then Base Salary divided by the closing market price on the last trading day of the Corporation’s most recent fiscal year (the “Performance Shares”).  The number of Performance Shares earned is determined by the Corporation’s performance against pre-established, mutually agreed upon financial targets.  Vesting of the Performances Shares issued in accordance with this section shall be 50% on the issuance date with the remaining 50% on the first anniversary of this Agreement;

(d)           Executive to receive 25% of all recoveries from litigation efforts (including settlements agreements) and related license agreement revenues executed with any third party.  Executive has the right to receive such payment in the form of cash or shares of common stock with the number of shares to be issued as determined by the closing price of the common stock on the date such shares are issued.

(e)           Upon the direct or indirect sale of any of the intellectual property held by the Corporation or a subsidiary of the Corporation or the entire sale of a subsidiary of the Corporation or the Corporation, Executive to receive 25% of all net proceeds resulting from such transaction.

(f)           Upon any sale of the Corporation, any subsidiary, or any of the Corporation’s or any subsidiary’s assets (including any intellectual property), Executive to receive a special bonus (i.e., in addition to the remuneration set for herein) equal to 5% of all consideration realized in excess of the Corporation’s market capitalization as of the date of (and prior to) the announcement of the transaction and to the extent of any transaction involving one subsidiary (or its assets) the same special bonus to apply but with the “hurdle” amount to be 50% of the calculated market capitalization for the Corporation in respect of Endeavor Meshtech, Inc. and 50% of the calculated market capitalization for the Corporation in respect of Endeavor Energy, Inc.  Endeavor MeshTech, Inc. and Endeavor Energy, Inc. are both wholly-owned subsidiaries of the Corporation existing as of the Effective Date.  To the extent that the Corporation forms other direct or indirect subsidiaries, then the Corporation agrees that this subsection (f) will require an amendment.

(g)           The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time for similarly situated senior level executives of the Corporation.

(h)           The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives, including group family health insurance coverage which shall be paid by the Corporation (the “Benefit Plans”).

(i)           The Executive agrees to defer a portion of any of the cash compensation payable pursuant to any provision contained in this Section 4 based on the Corporation’s then cash position at the time such payment(s) are due and payable, but the actual amount of the deferral shall be determined on the approval of the Corporation’s Board.

           4.           Section 5(a).  Section 5(a) is amended to replace the existing subsection (vi) as follows:

(vii)           At the Executive’s option upon a Change of Control; and

           5.           Section 5.c.  Section 5(c) is amended to delete subsection (iv) and delete in full the entire last sentence that starts with “For purpose of this Agreement . . ..”

6.           Section 5.e.  A new section 5.e. is added as follows:

           (e)           For purposes of this Agreement, the term “Change of Control” shall mean: (i) the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (y) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (z) all or substantially all of the Corporation’s assets determined on a consolidated basis; or (ii) a termination of Executive’s employment pursuant to Sections 5(a)(iv), 5(a)(v) or 5(a)(vi) which occurs for a period commencing two months prior to the Change of Control and ending 24 months after the effective date of the Change of Control.

7.           Section 6.  Section 6 of the Agreement is deleted in its entirety and replaced with the following:

6.           Effects of Termination.

(a)           Upon termination of the Executive’s employment pursuant to Section 5(a)(i), 5(a)(iv) or 5(a)(vi), the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) Base Salary paid through the date of termination; (ii) Bonus pro-rated for year of termination, based on greater of prior year bonus earned or current year bonus that would be earned absent termination; (iii) the vesting of all Shares Awards ceases upon termination; (iv) the Restricted Stock Grant for all unvested shares are forfeited; (v) the unvested Performance Shares are forfeited; provided, however that in the event of the Death of the Executive, the number of Performance Shares to be earned shall be based on actual performance against target; and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of 90 days thereafter should such rights to compensation occur and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

(b)           Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), then the Executive shall be entitled to: (i) Base Salary paid through the date of termination; (ii) Bonus pro-rated for the year in which termination occurs based on greater of prior year bonus earned or current year bonus that would be earned absent termination; (iii) the vesting of all Share Awards ceases upon termination; (iv) the Restricted Stock Grant shall be adjusted to reflect pro-rata vesting based on applicable vesting schedule and number of days since each applicable grant date; (v) the Performance Shares shall be equal to the number of Performance Shares earned based on actual performance against the agreed upon financial targets; and (vi) and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of for a period of 90 days thereafter should such rights to compensation occur and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

(c)           Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), 5(a)(v) or 5(a)(viii), then the Executive shall be entitled to: (i) a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Executive's Base Salary for the then remaining term of this Agreement or twelve times the average monthly Base Salary paid or accrued during the three full calendar months immediately preceding such termination; (ii) immediate vesting of all unvested Share Awards and the extension of the exercise period of such options to the later of the longest period permitted by the Corporation’s stock option plans or ten years following the date of termination; (iii) payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination and shall include any payment for the pro-rata number of vacation days earned, but not taken in the preceding calendar year; and (iv) payment of the cost of comprehensive medical insurance for Executive for a period of twelve months following the date of termination; (v) payment of the cost of office space, not to exceed $3,000 per month for a period of twelve months from the date of termination; and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of for a period of 90 days thereafter should such rights to compensation occur and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

(d)           Upon termination of the Executive’s employment pursuant to Section 5(a)(vii), then the Executive shall be entitled to: (i) an amount equal to three (3) times the Executive’s then Base Salary payable in a lump sum; (ii) earned but unpaid Base Salary through the date of termination; (iii) any Annual Bonus earned pursuant to Section 4(c), in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid; (iv) any deferred compensation or bonuses, including interest or other credits on the deferred compensation amounts as permitted pursuant to Section 4(j) of this Agreement; (v) reimbursement for expenses incurred but not paid prior to such termination of employment; (vi) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment; (vii) such rights to other benefits as may be provided in applicable written plan documents of the Corporation, including, without limitation, documents defining applicable employee benefit plans and programs, according to the terms and conditions of such documents; (viii) continuation of the Executive’s group medical insurance, at the Corporation’s expenses, for eighteen (18) months after the termination of employment, or, at the Corporation’s option, payment to the Executive of the economic equivalent thereof; (ix) all outstanding stock options, grants, units (including without limitation all Share Awards) issued by the Corporation to the Executive as of the date of termination shall be immediately vested; and (x) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination.  All payments set forth herein shall be paid by the Corporation within ten (10) days of the date of termination of employment.

(e)           Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

7.           Section 7.  Section 7 is amended to change vacation weeks from three (3) to four (4).

8.           Section 9.  Section 9 is deleted in its entirety.

9.           Section 10.  Section 10 is deleted in its entirety.

10.           Section 12.a.  Section 12.a. is amended to remove Section 9 from the second sentence.

11.           Section 12.g.  Section 12(g) is deleted in its entirety and replaced with the following:

g.           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

12.           Reference to Agreement.  After the date of this Amendment, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

13.           Full Force and Effect.  Except as expressly modified by this Amendment, the Agreement is unmodified and this Amendment shall not impair the full force and effect of the Agreement.

14.           Choice of Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles.

15.           Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Corporation and Executive have caused this Amendment to be executed as of the date first written above.

ENDEAVOR IP, INC.

/s/ Andrew Uribe	/s/ Ravinder S. Dhat
Andrew Uribe,	RAVINDER S. DHAT, Personally
Member of the Board of Directors